Exhibit 10.1

EMPLOYMENT AGREEMENT

      AGREEMENT, entered into as of January 1, 2002 (the “Effective Date”) by and between Koger Equity, Inc., a Florida corporation (together with its successors and assigns, the “Company”), and Thomas J. Crocker (the “Executive”);

W I T N E S S E T H :

      WHEREAS, the Company and the Executive are parties to an Employment Agreement effective as of February 17, 2000 (the “Prior Employment Agreement”);

      WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer, to have the Executive continue to serve as a member of the Company’s Board of Directors (the “Board”), and to enter into a new agreement embodying the terms of his employment; and

      WHEREAS, the Executive desires to accept such continued employment with the Company, and continued service on the Board, subject to the terms and provisions of this Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (the “Parties”) agree as follows:

      1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A.

      2. Term. The Parties hereby agree that the Prior Employment Agreement is terminated and superseded, as of the Effective Date, to the extent provided in Section 15(a) hereof. As of the Effective Date, neither the Company nor the Executive shall have any rights or obligations pursuant to the Prior Employment Agreement, except as otherwise provided herein (including, without limitation, in Section 15(a) hereof). The Company hereby employs the Executive under this Agreement, and the Executive hereby accepts such employment for a term commencing as of the Effective Date and ending on December 31, 2004 (the “Original Term”); provided, however, that the term of employment hereunder shall thereafter be automatically extended for an unlimited number of additional one-year periods (each, an “Additional Term;” the Original Term and any Additional Terms collectively, the “Term”) unless, at least 90 days prior to the expiration of the Term, either Party gives notice to the other that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 7 hereof.

      3. Positions, Duties and Location.

                (a) During the Term, the Executive shall serve as the Chief Executive Officer of the Company; shall have all authorities, duties and responsibilities customarily exercised by an individual serving as the Chief Executive Officer at an entity of the size and nature of the Company; shall have such other duties, authorities and responsibilities as the Board may from time to time reasonably designate, consistent with the foregoing; shall report solely and directly to the Board and its Chairman; and shall serve as a member of the Board (unless the shareholders of the Company fail to reelect him to the Board at a meeting of shareholders at which the Company recommends his election).

                (b) During the Term, the Executive shall devote substantially all of his business time and efforts to the business and affairs of the Company. However, nothing shall preclude the Executive from the following (provided that on or prior to the date that this Agreement is fully executed, the Executive gives the Board or its Chairman a complete list of all boards of business entities, trade associations and charitable organizations on which the Executive currently serves as well as any other business, charitable or community activities of the Executive on which the Executive spends a substantial amount of time): (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations (provided that the Executive shall give the Board or its Chairman prior written notice before joining any new business board after the date that this Agreement is fully executed), (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, (iv) managing his personal investments and affairs and (v) assisting with the liquidation of the Crocker Realty Trust Inc., Crocker & Associates L.P., and their Affiliates; provided that such activities do not either individually or in the aggregate interfere with the proper performance of his duties and responsibilities hereunder and are not likely to be contrary to the Company’s interests.

                (c) During the Term, the Executive’s principal office, and principal place of employment, shall be in Boca Raton, Florida.

      4. Base Salary. Commencing as of the Effective Date, the Executive shall receive an annualized base salary of $325,000, payable in accordance with the regular payroll practices applicable to senior executives of the Company generally, but no less frequently than monthly (“Base a Salary”). The Base Salary shall be reviewed no less frequently than annually during the Term for increase in the discretion of the Board (or its compensation committee). The Base Salary shall not be decreased at any time, or for any purpose, during the Term (including, without limitation, for the purpose of determining benefits due under Section 7 hereof) without the prior written consent of the Executive.

      5. Incentive Awards. During the Term, the Executive shall be a participant in the Compensation Plan for Senior Officers of Koger Equity (the “Plan”), and shall accordingly be entitled to receive annual cash bonuses and annual long-term incentive awards in accordance with the Plan. No amendment of the Plan, or of the terms of any award granted under the Plan, that is adverse to the interests of the Executive shall be effective as to bonuses and awards granted to, or earned by, the Executive during the Term.

      6. Other Benefits.

                (a) Employee Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, programs and arrangements made available to other senior executives of the Company generally, including, without limitation, pension, profit-sharing, income deferral, savings, 401(k), and other retirement plans or programs, medical, dental, vision, prescription drug, hospitalization, short-term and long-term disability and life insurance plans and programs, accidental death and dismemberment protection, travel accident insurance, and any other employee benefit plan, program or arrangement that may from time to time be made available to other senior executives of the Company generally, including any plans, programs or arrangements that supplement the above-listed types of plans, programs or arrangements, whether funded or unfunded, subject to the terms of the applicable plan documents and generally applicable Company policies, in each case on terms and conditions that are no less favorable to him than those applying to other senior executives of the Company generally. To the extent that post-retirement welfare and other benefits then exist, the Executive shall be entitled to post-retirement welfare and other benefits on terms and conditions that are no less favorable to him than those applying to other senior executives of the Company generally. Nothing in this Section 6(a) shall be construed to require the Company to establish or maintain any particular employee or post-retirement benefit plan, program or arrangement except as expressly set forth elsewhere in this Agreement. The Company may, to the extent consistent with the foregoing, alter, modify, supplement or delete its employee and post-retirement benefit plans at any time as it sees fit without recourse by the Executive.

                (b) Fringe Benefits, Perquisites and Vacations. During the Term, the Executive shall be entitled (i) to participate in all fringe benefits and perquisites made available to other senior executives of the Company generally, in each case on terms and conditions that are no less favorable to him than those applying to other senior executives of the Company generally and (ii) to no less than five weeks’ paid vacation per calendar year (pro-rated for partial calendar years) which, if not used, may be carried over from year to year with the approval of the Board.

                (c) Reimbursement of Business and Other Expenses. The Executive shall be promptly reimbursed for all expenses reasonably incurred by him in connection with his service under this Agreement, subject to documentation in accordance with reasonable policies applying to senior executives of the Company generally. Such reimbursable expenses will include the expenses (including, without limitation, transportation, meals and lodging costs) incurred by the Executive for travel between the Company’s offices. The Company shall also promptly pay any and all reasonable expenses (including, without limitation, attorneys’ fees and other charges of counsel) incurred by the Executive on or prior to the 30th day following the date this Agreement is signed in connection with entering into these employment arrangements.

      7. Termination of Employment.

                (a) Termination Due to Death or Disability. In the event that the Executive’s employment hereunder is terminated prior to expiration of the Term due to his death or Disability, the Executive, his estate or his beneficiaries (as the case may be) shall be entitled to the following:

                     (i) an amount equal to his annual Base Salary on the Termination Date, payable in a lump sum (without discount) as soon as practicable following the Termination Date;

                     (ii) an annual cash bonus under the Plan for the year of termination, determined and paid at the end of such year (x) as if the Executive’s employment hereunder had continued, (y) as if “target” performance levels had been attained on all individual performance goals and (z) using actual performance as against corporate goals (i.e., shareholder return and FFO), provided that the amount actually paid shall be prorated based on the number of days during the year of termination on which the Executive was employed by the Company;

                     (iii) with respect to long-term incentive awards granted to the Executive under Section 5 hereof, (A) if the applicable performance period ended on or prior to the Termination Date, any earned but unvested share units shall vest as of the Termination Date, (B) if the applicable performance period did not end on or prior to the Termination Date, the number of share units earned by the Executive shall be determined as of such date as if the performance period had ended on such date (with rates of return accordingly measured over the shortened performance period rather than the originally scheduled three-year performance period), and any units earned shall vest as of such date, provided that the number of units earned and vested pursuant to this sub-clause (B) shall be prorated based on the total number of days in the shortened performance period as compared with the total number of days in the originally scheduled three-year performance period, and (C) except to the extent otherwise provided in an applicable deferral election of the Executive, any share unit that vests pursuant to this clause (iii) shall pay out promptly after vesting; and

                     (iv) the benefits described in Section 7(h) hereof.

Neither Party may terminate the Executive’s employment hereunder for Disability without first giving 15 days’ written notice of such termination to the other Party.

                (b) Termination for Cause.

                     (i) No termination of the Executive’s employment hereunder for Cause shall be effective as a termination for Cause unless the provisions of this Section 7(b)(i) shall first have been complied with. The Executive shall be given written notice by the Board of its intention to terminate him for Cause, such notice (the “Cause Notice”) (x) to state in reasonable detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based, (y) to be given no later than 180 days after the Board first learns of such circumstances and (z) to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and at which the Executive and his representative had the right to attend and address the Board, finding that, in the good faith determination of the Board, Cause to terminate the Executive’s employment hereunder on the stated grounds existed. The Executive shall have 10 days after receiving such Cause Notice in which to cure such grounds to the extent such cure is possible. To the extent cure is not possible, the Executive’s employment hereunder shall be terminated as of the 10th day after receiving the Cause Notice. If he fails to cure such grounds within the permitted 10 day period, as determined in good faith by the Board, the Executive’s employment hereunder shall be terminated as of the 10th day after receiving the Cause Notice. Any determination by the Board that Cause existed, or that cure was not achieved, shall (for avoidance of doubt) be subject to de novo review, at the Executive’s election, through arbitration in accordance with Section 13 hereof.

                     (ii) In the event that the Executive’s employment hereunder is terminated for Cause in accordance with Section 7(b)(i) hereof prior to the expiration of the Term, (A) he shall be entitled to the benefits described in Section 7(h) hereof, (B) he shall not receive any annual cash bonus under Section 5 hereof for the year of termination and (C) with respect to the long-term incentive awards granted to him under Section 5 hereof, any share units that are not both earned and vested as of the Termination Date shall immediately be forfeited.

                (c) Termination Without Cause. In the event that the Executive’s employment hereunder is terminated by the Company prior to the expiration of the Term other than (x) for Disability or death in accordance with Section 7(a) hereof; or (y) for Cause in accordance with Section 7(b)(i) hereof, he shall, subject to the provisions of Section 7(j) hereof, be entitled to:

                     (i) an amount, payable in a lump sum as soon as practicable following the Termination Date, equal to the product of (z) the sum of his annual Base Salary at the rate in effect as of the Termination Date plus an amount equal to the average annual cash bonus earned by him for the three (3) calendar years prior to the Termination Date (or for all consecutive full calendar years of employment if he was employed by the Company for fewer than three (3) full calendar years), multiplied by (y) the number of whole months remaining in the Term (but not less than 24) divided by (z) 12;

                     (ii) an annual cash bonus under the Plan for the year of termination, determined and paid at the end of such year (x) as if the Executive’s employment hereunder had continued, (y) as if “target” performance levels had been attained on all individual performance goals and (z) using actual performance as against corporate goals (i.e., shareholder return and FFO), provided that the amount actually paid shall be prorated based on the number of days during the year of termination on which the Executive was employed by the Company;

                     (iii) with respect to long-term incentive awards granted to the Executive under Section 5 hereof, (A) if the applicable performance period ended on or prior to the Termination Date, any earned but unvested share units shall vest as of the Termination Date, (B) if the applicable performance period did not end on or prior to the Termination Date, the number of share units earned by the Executive shall be determined as of such date as if the performance period had ended on such date (with rates of return accordingly measured over the shortened performance period rather than the originally scheduled three-year performance period), and any units earned shall vest as of such date, without proration, and (C) except to the extent otherwise provided in an applicable deferral election of the Executive, any share unit that vests pursuant to this clause (iii) shall pay out promptly after vesting;

                     (iv) continued participation, for the Executive and his dependents, through the later of the end of the Original Term and the second anniversary of the Termination Date, in all medical, dental, vision, prescription drug, hospitalization and health insurance coverages and benefits in which they were participating as of the Termination Date, on terms and conditions that are no less favorable to them than those that apply to other participants generally, and with continuation coverage benefits under group health plans as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, commencing following such period, provided, that such entitlements shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer, and provided, further, that to the extent that the Executive, or any of his dependents, is precluded from continuing full participation in any coverage or benefit as provided in this Section 7(c)(v), the Executive shall be entitled to the after-tax economic equivalent of any coverage or benefit foregone, for which purpose the economic equivalent shall be deemed to be the total cost of obtaining such coverage or benefit on an individual basis, with payment of such after tax economic equivalent to be made quarterly in advance, without discount; and

                     (v) the benefits described in Section 7(h) hereof.

                (d) Termination for Good Reason. The Executive may terminate his employment hereunder for Good Reason, on 10 days’ notice to the Company, if he first provides the Company with a Notice of Termination for Good Reason and if the grounds claimed in such notice to constitute Good Reason are not corrected prior to the date of requested cure set forth in such notice. Such notice, to the extent based on any of clauses (i) through (v) of the definition of Good Reason in Exhibit A, shall be provided within 90 days after the Executive first learns of the occurrence of any of the events that are claimed in such notice to constitute Good Reason. Any failure by the Executive to set forth in a Notice of Termination for Good Reason any facts or circumstances that contribute to the showing of Good Reason shall not waive any right of the Executive hereunder or preclude him from asserting such fact of circumstances in enforcing his rights hereunder. In the event that the Executive terminates his employment hereunder for Good Reason prior to the expiration of the Term, he shall, subject to the provisions of Section 7(j) hereof, have the same entitlements as provided under Section 7(c) hereof in the case of a termination by the Company without Cause.

                (e) Voluntary Termination. In the event that the Executive terminates his employment hereunder prior to the expiration of the Term on his own initiative, other than for death, Disability or for Good Reason, (i) he shall be entitled to the benefits described in Section 7(h) hereof and (ii) his annual cash bonus under Section 5 hereof for the year of termination, and any long-term incentive award under Section 5 hereof that is not both earned and vested, shall be treated as described in Section 7(b)(ii) hereof.

                (f) Change in Control. In the event that the Executive’s employment hereunder (x) is terminated in anticipation of, or within twelve months following, a Change in Control and (y) such termination is governed by Section 7(c) or (d) hereof (relating to terminations without Cause or for Good Reason), then the Executive shall, subject to the provisions of Section 7(j) hereof, be entitled to all of the benefits described in the applicable section; provided, however, that in lieu of the amount described in Section 7(c)(i) hereof, the Executive shall be entitled to an amount, payable in a lump sum as soon as practicable following the Termination Date, equal to three times the sum of (x) his annual Base Salary at the rate in effect as of the Termination Date plus (y) the average annual cash bonus earned by him for the three calendar years prior to the Termination Date (or for all consecutive full calendar years of employment if he was employed with the Company for fewer than three full calendar years). Such amount shall be paid in consideration of the Executive agreeing to the restrictions contained in Section 10 hereof.

                (g) Expiration of the Term. In the event that the Executive’s employment hereunder terminates by expiration of the Term pursuant to notice of non-extension in accordance with Section 2 hereof, the Executive shall be entitled to:

                     (i) with respect to long-term incentive awards granted to the Executive under Section 5 hereof, (A) if the applicable notice of non-extension was given by the Company, (x) if the applicable performance period ended on or prior to the Termination Date, any earned but unvested share units shall vest as of the Termination Date, (y) if the applicable performance period did not end on or prior to the Termination Date, the number of share units earned by the Executive shall be determined as of such date as if the performance period had ended on such date (with rates of return accordingly measured over the shortened performance period rather than the originally scheduled three-year performance period), and any units earned shall vest as of such date, without proration, and (z) except to the extent otherwise provided in an applicable deferral election of the Executive, any share unit that vests pursuant to this clause (i)(A) shall pay-out promptly after vesting; and (B) if the applicable notice of non-extension was given by the Executive, (x) if the applicable performance period ended on or prior to the Termination Date, any earned but unvested share units shall vest as of the Termination Date, (y) if the applicable performance period did not end on or prior to the Termination Date, the number of share units earned by the Executive shall be determined as of such date as if the performance period had ended on such date (with rates of return accordingly measured over the shortened performance period rather than the originally scheduled three-year performance period), and any units earned shall vest as of such date, provided that the number of units earned and vested pursuant to this clause (i)(B) shall be prorated based on the total number of days in the shortened performance period as compared with the total number of days in the originally scheduled three-year performance period and (z) except to the extent otherwise provided in an applicable deferral election of the Executive, any share unit that vests pursuant to this clause (i)(B) shall pay out promptly after vesting; and

                     (ii) the benefits described in Section 7(h) hereof.

                (h) Miscellaneous. On any termination of the Executive’s employment hereunder, he shall be entitled to:

                     (i) Base Salary through the Termination Date;

                     (ii) the balance of any annual, long-term, or other incentive award earned (but not yet paid or forfeited) with respect to any performance period ending on or before the Termination Date;

                     (iii) a lump-sum payment in respect of accrued but unused vacation days (up to 25 days) at his Base Salary rate in effect as of the Termination Date; and

                     (iv) other or additional benefits in accordance with applicable plans, programs and arrangements of the Company and its Affiliates (including, without limitation, Sections 5, 6 and 8 hereof; any Stock Option or Restricted Stock agreement or award; and Sections 3(c) and 3(d) of the Prior Employment Agreement and any agreements and arrangements entered into pursuant to such sections).

                (i) No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise (except as expressly set forth in Section 7(c)(v) above) on account of (x) any Claim that the Company may have against him, except upon the Company’s obtaining of a final unappealable judgment against him or (y) any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 7 are considered to be reasonable by the Company and are not in the nature of a penalty. Notwithstanding the foregoing, the Company may offset amounts due the Executive under this Agreement against any amounts then due under any loan made by the Company to the Executive pursuant to any agreement entered into after the Effective Date.

                (j) Release. As a condition to receiving the payments and benefits described in Section 7(c), (d) or (f) hereof, the Executive must execute, deliver to the Company, and not revoke (within the time period permitted by applicable law) a general release substantially in the form attached hereto as Appendix I. No payments or benefits provided for in Section 7(c), (d) or (f) hereof (other than payments and benefits that would have been due, under Section 7(h) hereof, even if the termination of the Executive’s employment had been for cause in accordance with Section 7(b) hereof) will be made until the general release has become effective.

      8. Change in Control.

                (a) In the event that a Change in Control occurs while the Executive is employed hereunder, the Executive shall be entitled, at his election, to the following with respect to his long-term incentive awards under Section 5 hereof: (i) if the applicable performance period ended on or prior to the date of such Change in Control, any earned but unvested share units shall vest as of such date, (ii) if the applicable performance period did not end on or prior to the date of such Change in Control, the number of share units earned by the Executive shall be determined as of such date as if the performance period had ended on such date (with rates of return accordingly measured over the shortened performance period rather than the originally scheduled three-year performance period), and any units earned shall vest as of such date, without proration, and (iii) except to the extent otherwise provided in an applicable deferral election of the Executive, any share unit that vests pursuant to this clause (a) shall pay out promptly after vesting.

                (b) In the event that a Change in Control occurs, the Executive shall be entitled to other or additional benefits (if any) in accordance with applicable plans, programs and arrangements of the Company and its Affiliates (including, without limitation, Section 3(d) of the Prior Employment Agreement and any outstanding Stock Option).

                (c) Excise Tax. In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement, his employment with the Company, or any termination of such employment (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any successor to such Section), the Executive shall be entitled to receive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount which, after the imposition of all income, employment, excise and other taxes thereon, is equal to the sum of the Excise Tax on such Payment plus any penalty and interest assessments associated with such Excise Tax. The determination of whether any Payment is subject to an Excise Tax and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 8(c) shall be made by an independent auditor (the “Auditor”) paid by the Company. The Auditor shall be the Company’s regular independent auditor unless the Executive reasonably objects to the use of that firm, in which event the Auditor shall be a nationally recognized United States public accounting firm chosen by the Executive in consultation with the Company. The Parties shall cooperate with each other in connection with any Proceeding or Claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such Proceeding or Claim (including reasonable attorneys’ fees and other expenses incurred by the Executive in connection therewith) shall be paid by the Company, promptly upon request by the Executive, and any such payment shall (for the avoidance of doubt) be subject to gross-up under this Section 8(c) in the event that the Executive is subject to Excise Tax on it.

      9. Indemnification.

                (a) If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding by reason of the fact that he is or was a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or any of its Affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another Person, or if any Claim is made, is threatened to be made, or is reasonably anticipated to be made, against the Executive that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges reasonably incurred, judgments, interest, expenses of investigation reasonably incurred, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid pursuant to settlements reasonably entered into) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of the Company or other Person and shall inure to the benefit of his heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 9(a) hereof, any such advancement to be made within 15 days after the Executive gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. The Executive shall be deemed to have met any standard of conduct required for indemnification unless the contrary shall be established by the Company. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law).

                (b) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company. This Section 9(b) does not obligate the Company to maintain a directors’ and officers’ liability insurance policy.

      10. Restrictive Covenants.

                (a) During the Term and at all times thereafter, the Executive shall not, without the prior written consent of the Company, use any Confidential Information for any purpose other than on the Company’s behalf or divulge, disclose or make accessible to any other Person any Confidential Information except (i) to the Company and its Affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing his duties hereunder, (iii) when required to do so by law or by a court, governmental agency, legislative body, or arbitrator or other Person with jurisdiction to order him to divulge, disclose or make accessible such information, (iv) in the course of any Proceeding under Section 10(c) or 13 hereof, or (v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice. In the event that the Executive is required to disclose any Confidential Information pursuant to clause (iii) or (iv) of the immediately preceding sentence, he shall (A) promptly give the Company notice that such disclosure is or may be made, and (B) cooperate with the Company, at its reasonable request and sole expense, in seeking to protect the confidentiality of the Confidential Information (including, in the event that the Company shall have paid for the retention by him of his own counsel, only disclosing that portion of the Confidential Information which he is advised by such counsel is legally required). Upon any termination of his employment with the Company, he shall immediately return or destroy all Confidential Information that is in physical (including electronic) form and is then in his possession, including all notes, copies, reproductions, summaries, analysis, and extracts thereof then in his possession, provided that the Executive may in any event retain his personal rolodex, his personal correspondence files, and documents relating to his compensation, benefits and other entitlements.

                (b) During the Term, and (provided that neither the Company nor any of its Affiliates shall, on or after the Termination Date, have materially breached any of their material obligations to the Executive under this Agreement or otherwise, which breach shall have continued uncured for 15 days after the Executive has given written notice requesting cure) for a period of two (2) years thereafter, the Executive shall not, without the prior written consent of the Company and other than in connection with his services hereunder during the Term, become employed in an executive capacity similar to the capacity in which he served the Company hereunder by any of the following:

                     (i) any southeastern public office REIT;

                     (ii) any southeastern private office REIT with net assets in excess of $200 million; or

                     (iii) Apollo Real Estate Advisors, L.P., or any of its Affiliates, with respect to any business or asset acquired from the Company.

                (c) In the event of any actual or threatened breach by the Executive of any of the provisions of Sections 10(a) or (b) hereof, the Company shall be entitled to seek an injunction, through arbitration in accordance with Section 13 hereof or from any court with jurisdiction over the matter and the Executive, restraining the Executive from violating such provision, without the necessity of proving actual damages or the inadequacy of a legal remedy.

                (d) All work performed by the Executive during the course of his employment with the Company (whether alone or with others) in (i) creating, developing, modifying, enhancing or maintaining computer programs, databases and the like and/or (ii) creating, developing or modifying works to which copyright protection may attach, shall be considered “works made for hire” to the extent permitted under applicable copyright law and shall be the exclusive property of the Company. To the extent such works are not considered works made for hire, all right, title and interest in and to such works, including, but not limited to, the copyright, renewals and extensions thereof, is hereby assigned to the Company and the Executive agrees to execute, promptly upon the Company’s reasonable request and at its sole expense, any documents in relation to said assignment as are reasonably necessary to perfect the Company’s exclusive ownership therein.

                (e) The Executive hereby assigns all right, title and interest in and to all inventions and methods (whether or not patentable or reduced to practice), improvements, discoveries, techniques, formulae and processes, created, developed or conceived by the Executive during the Term and relating to the Company’s business. After termination of his employment, the Executive will cooperate with the Company, at the Company’s reasonable request and sole expense, in the protection and enforcement of the rights and property of the Company in any invention, method, improvement, discovery, techniques, formulae or process, assignable or assigned hereunder to the Company, applications for patents therefor, and patents granted thereon. In the event the Company is unable for any reason to secure such cooperation, the Executive hereby irrevocably designates and appoints the Company, its officers and agents as his agents and attorneys-in-fact to act, at the Company’s sole expense, for and on the Executive’s behalf to execute and file any patent application and assignments with the same legal force and effect as if executed by the Executive, and to do all other lawfully permitted acts, in each case as reasonably necessary to further the prosecution and issuance of patents thereon.

                (f) The Executive acknowledges and agrees that the Company is and will be the sole and exclusive owner of all trademarks, service marks, patents, copyrights, trade dress, trade secrets, business names, inventions, proprietary know-how and information of any type, whether or not in writing and all other intellectual property of the Company created by the Executive during his employment with the Company and relating to the Company’s business. The Executive further acknowledges and agrees that any and all derivative works based on intellectual property subject to this Section 10(f) hereof, created during the Term shall be exclusively owned by the Company.

                (g) Nothing in this Agreement shall be construed to grant the Executive any right, title or interest in, or any license (express or implied) to use, any intellectual property owned or used by the Company (including, without limitation, any trademarks, trade dress, service marks, copyrights, trade secrets, patents or proprietary know-how or information of any type, whether written or not written) except solely in the course of his employment with the Company.

                (h) There shall be no contractual or similar restrictions on the Executive’s conduct following termination of his employment hereunder, other than restrictions expressly set forth in this Agreement and restrictions enforceable solely by forfeiture of benefits to which he might otherwise be entitled.

      11. Assignability; Binding Nature.

                (a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns.

                (b) No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

                (c) No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent otherwise provided in Section 15(e) hereof.

      12. Representations.

                (a) The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other Person or body whose action is required) to enter into this Agreement and to perform its obligations under it; (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it is a party or by which it is bound; and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

                (b) The Executive represents and warrants that, to the best of his knowledge and belief, (i) delivery and performance of this Agreement by him does not violate any applicable law, regulation, judgment or decree or any agreement to which the Executive is a party or by which he is bound and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation of the Executive, enforceable against him in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

      13. Resolution of Disputes. Any Claim arising out of or relating to this Agreement, any other agreement between the Executive and the Company or its Affiliates, the Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 10(c) hereof with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Boca Raton, Florida, in accordance with the Commercial Arbitration Rules (and not the National Rules for Resolution of Employment Disputes) of the American Arbitration Association and this Section 13. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly pay all costs and expenses (including without limitation reasonable attorneys’ fees and other charges of counsel) incurred by the Executive or his beneficiaries in resolving any Covered Claim, subject to receiving a written undertaking from the recipient to reimburse any such amounts paid to the extent that it is finally determined that the Company substantially prevailed in respect of such Covered Claim.

      14. Notices. Any notice, consent, demand, request, or other communication given to a Person in connection with this Agreement shall be in writing and shall be deemed to have been given to such Person (x) when delivered personally to such Person or (y), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such Person (or to such other address as such Person shall have specified by ten days’ advance notice given in accordance with this Section 14) or (z), in the case of the Company only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 14), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 14.

If to the Company:	Benjamin C. Bishop, Jr.
50 North Laura Street
Suite 3625
Jacksonville, FL 32202
Phone #: (904) 354-5573
Fax #: (904) 354-7033

and a copy to each of:

Harold F. McCart, Jr.
Boling & McCart
1000 Riverside Avenue
Suite 111
Jacksonville, FL 32204
Phone #: (904) 354-6543
Fax #: (904) 354-9009

Lawrence K. Gragg
White & Case, LLP
First Union Financial Center
200 South Biscayne Blvd.
Suite 4900
Miami, FL 33131-2352

If to the Executive:	The address of his principal residence as it appears in the Company’s records, with a copy to him (during the Term) at his office in Boca Raton, Florida, and a copy to:

Law Offices of Joseph E. Bachelder
780 Third Avenue, 29th Floor
New York, NY 10017
Attn: Robert M. Sedgwick, Esq.
Fax: 212-319-3070

If to a beneficiary of the Executive:	The address most recently specified by the Executive or the beneficiary.

      15. Miscellaneous.

                (a) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the specific subject matter hereof and supersedes in entirety, as of the Effective Date and excepting the provisions of Sections 3(c) and 3(d) of the Prior Employment Agreement, any prior employment agreement between the Executive and the Company, provided, however, that nothing herein shall limit or reduce any right or benefit that had accrued to the Executive as of the Effective Date under the Prior Employment Agreement.

                (b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by the Executive and by an authorized (or apparently authorized) officer of the Company. No waiver by any Person of any breach of any provision of this Agreement shall be deemed a waiver of any similar or dissimilar provision at the same or any other time. To be effective, any waiver must be set forth in a writing signed by the waiving Person and must specifically refer to the provision of this Agreement whose breach is being waived.

                (c) Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or any of its Affiliates, or any provision of any agreement, plan, or corporate governance document of any of them, the provisions of this Agreement shall control unless the Executive otherwise agrees in a writing that expressly refers to the provision of this Agreement whose control he is waiving.

                (d) Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                (e) Beneficiaries/References. The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                (f) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment.

                (g) Severability. To the extent that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect so as to achieve the intentions of the Parties, as set forth in this Agreement, to the maximum extent possible.

                (h) Withholding Taxes. The Company may withhold from any amount or benefit payable under this Agreement taxes that it is required to withhold pursuant to any applicable law or regulation.

                (i) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

                (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

Koger Equity, Inc.

Date: March 21, 2003	By:	/s/ Benjamin C. Bishop, Jr.

	Name:	Benjamin C. Bishop, Jr.
	Title:	Chairman of the Compensation Committee of the Board of Directors of Koger Equity, Inc.

The Executive

Date: 3/27/03		/s/ Thomas J. Crocker

Thomas J. Crocker

EXHIBIT A

DEFINITIONS

      a. “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

      b. “Agreement” shall mean this Employment Agreement, which includes for all purposes its Exhibit A.

      c. “Cause” shall mean:

                i. the Executive is convicted of, or pleads guilty or nolo contendere to, a felony (other than a felony involving a traffic violation or as a result of vicarious liability); or

                ii. willful misconduct by the Executive with regard to the Company that has a material adverse effect on the Company; provided that misconduct shall not be deemed “willful” unless the Executive engages in it in bad faith and without a reasonable belief that it is in, or not opposed to, the interests of the Company.

      d. “Change in Control” shall mean the occurrence of any of the following events:

                i. the Company ceases to be a publicly owned corporation having at least 500 stockholders;

                ii. there occurs any event or series of events that would be required to be reported as a change of control in response to item 1(a) on a Form 8-K filed by the Company under the Securities Act of 1933 or in any other filing by the Company with the Securities and Exchange Commission unless the person, as that term is defined or used in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (for purposes of this definition, “Person”), acquiring control is an affiliate of the Company as of the date the stockholders of the Company approved the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan;

                iii. the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement all or substantially all of the business and/or assets of the Company will be controlled by another Person; provided, however, for purposes of this subparagraph (iii) that if such an agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change in Control shall not be deemed to have taken place unless and until such approval is secured and if the voting shareholders of such other Person shall, immediately after such effective date, be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a Change in Control;

                iv. any Person (other than the Company, a majority-owned subsidiary of the Company, an employee benefit plan maintained by the Company or a majority-owned subsidiary of the Company) becomes the beneficial owner, directly or indirectly (either as a result of the acquisition of securities or as the result of an arrangement or understanding, including the holding of proxies, with or among security holders), of securities of the Company representing 25% or more of the votes that could then be cast in an election for members of the Board unless within 15 days of being advised that such ownership level has been reached, the Board adopts a resolution approving the acquisition of that level of securities ownership by such Person;

      v. during any period of twenty-four (24) consecutive months, commencing after the date the Company’s shareholders approved the Koger Equity, Inc. 1998 Equity and Cash Incentive Plan, individuals who at the beginning of such twenty-four (24) month period were directors of the Company shall cease to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of (i) the directors then in office who were directors at the beginning of the twenty-four (24) month period or (ii) the directors specified in clause (i) above plus directors whose election has been so approved by directors specified in clause (i) above, or

                vi. (x) the Company combines with another entity and is the surviving entity, or (y) all or substantially all of the assets or business of the Company are disposed of pursuant to a sale, merger, consolidation, liquidation, dissolution or other transaction or series of transactions (any event described in clause (x) or (y) being a “Triggering Event”), unless the holders of Voting Securities of the Company immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of Voting Securities of the Company immediately prior to such Triggering Event, at least a majority of the Voting Securities (measured both by number of Voting Securities and by voting power and excluding all Voting Securities owned by all new equity investors that invest in the Company simultaneously with the occurrence of the Triggering Event) of (q) in the case of a combination in which the Company is the surviving entity, the surviving entity and (r) in any other case, the entity (if any) that succeeds to all or substantially all of the Company’s business and assets.

      e. “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information.

      f. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall include any provision that modifies, replaces or supersedes such section.

      g. “Common Stock” shall mean common stock, par value $.01, of the Company.

      h. “Confidential Information” shall mean all confidential or proprietary information developed or used by the Company or any of its Affiliates, whether or not such information is in tangible form, including any confidential or proprietary customer lists, marketing strategies, plans and programs, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any of its subsidiaries or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or its subsidiaries, but shall not include any information that (x) has previously been disclosed to the public, or is in the public domain, other than as a result of the Executive’s breach of Section 10(a) hereof, or (y) is known or generally available to the public or within any trade or industry of the Company or any of its Affiliates.

      i. “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities hereunder for either (x) 180 consecutive days or (y) an aggregate of 270 days in any 365 day period, in either case, as determined below. The Executive may, and at the request of the Company shall, submit to medical examinations by a physician selected by the Company, to whom the Executive has no reasonable objection, at the times selected by the Company, to determine whether the Executive is unable, due to physical or mental incapacity, to substantially perform his duties hereunder. Such determination shall, if made reasonably and in good faith, be conclusive. If the Executive unreasonably refuses to submit to such medical examinations, the Company’s determination as to whether the Executive is unable, due to physical or mental incapacity, to substantially perform his duties hereunder shall be conclusive.

      j. “Executive” shall have the meaning set forth in the preamble to this Agreement, as modified by Section 15(e) hereof.

      k. “Good Reason” shall mean the occurrence of any of the following events during the Term without the Executive’s prior written consent and without full cure prior to the date for cure set forth in the Notice of Termination for Good Reason (with a minimum cure period of 10 days after the Executive provides the Company with the Notice of Termination for Good Reason):

                i. any failure to continue the Executive as Chief Executive Officer of the Company and a member of the Board (except in connection with the termination of the Executive’s employment for Cause or Disability or as a result of the Executive’s death or temporarily as a result of the Executive’s illness or other absence);

                ii. any material diminution in the Executive’s responsibilities or authorities (except in connection with the termination of the Executive’s employment for Cause or Disability or as a result of the Executive’s death or temporarily as a result of the Executive’s illness or other absence); the assignment to him of duties that are materially inconsistent with, or materially impair his ability to perform, the duties then assigned to him; or any change in the reporting structure so that the Executive is required to report, in his role as Chief Executive Officer of the Company, to any Person other than the Board and its Chairman;

                iii. any relocation of the Executive’s principal office, or principal place of employment, to a location that is more than 35 miles from (x) its location in Boca Raton, Florida, as of the Effective Date and (y) the Executive’s principal residence at the time of the relocation;

                iv. any material breach by the Company of any of its obligations under Sections 3 through 6, 8 or 9 hereof, or of any of its representations or warranties in Section 12(a) hereof, or

                v. any failure by any successor to all or substantially all of the Company’s business or assets (whether by reconstruction, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or otherwise) to assume, in a writing delivered to the Executive at the time of such successorship transaction, the Company’s obligations hereunder.

      In addition, any termination by the Executive of his employment hereunder during the 90 day period that commences 270 days after the occurrence of any Change in Control shall be deemed to be a termination for Good Reason.

      l. “Notice of Termination for Good Reason” shall mean a notice that sets forth in reasonable detail the circumstances claimed to provide a basis for termination for Good Reason and that sets forth a date, not less than 10 days nor more than 60 days after the date the Company receives the notice, by which cure of the circumstances claimed to constitute a basis for termination for Good Reason is requested; provided, however, that in the case of events set forth in (i) and (ii) of the definition of Good Reason, the date may be five days after the date the Company receives the notice.

      m. “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

      n. “Prior Employment Agreement” shall have the meaning set forth in the first “Whereas” clause in this Agreement.

      o.  “Proceeding” shall include, without limitation, any actual, threatened or reasonably anticipated action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

      p. “Restricted Stock” shall mean any compensatory restricted shares, phantom shares, or analogous rights granted by or on behalf of the Company or any of its Affiliates, and any security or right received in respect of any of the foregoing shares or rights.

      q. “Stock Option” shall mean any compensatory option or warrant to acquire securities of the Company or any of its Affiliates; any compensatory stock appreciation right, phantom stock option or analogous right granted by or on behalf of the Company or any of its Affiliates; and any security or right received in respect of any of the foregoing options, warrants or rights.

      r. “Term” shall have the meaning set forth in Section 2 hereof.

      s. “Termination Date” shall mean the date on which the Executive’s employment hereunder terminates in accordance with this Agreement.

      t. “Voting Securities” shall mean issued and outstanding securities of any class or classes having general voting power, under ordinary circumstances in the absence of contingencies, to elect the members of the Board.

APPENDIX I

FORM OF GENERAL RELEASE

      In consideration of certain payments and benefits to be provided to him pursuant to Section 7 of the Employment Agreement (the “Employment Agreement”) entered into as of January 1, 2002, by and between himself and Koger Equity, Inc. (the “Company”), Thomas J. Crocker (the “Executive”), for himself, his heirs, assigns, successors, executors, and administrators (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges (i) the Company, each of its predecessors, successors, and “Affiliates” (as such term is defined in the Employment Agreement) forever and unconditionally, from any and all manner of action, claim, demand, damages, cause of action, debt, sum of money, contract, covenant, controversy, agreement, promise, judgment, and demand whatsoever, in law or equity, known or unknown, existing or claimed to exist (hereinafter, collectively referred to as “Claims”) arising from the beginning of time through the execution of this General Release and (ii) the officers, directors, employees, agents, representatives, consultants, and independent contractors of the parties listed in (i) and/or anyone else connected with each of them (the parties described in (i) and (ii) collectively, the “Released Parties”), forever and unconditionally, from any and all Claims that arise out of, or relate to, the Executive’s employment with the Company or the termination of such employment arising from the beginning of time through the execution of this General Release, in each case, including (without limitation) any such Claim (i) that is a discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability or retaliation, (ii) that is based on any cause of action under the following in each case as amended: the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1968, the Equal Pay Act of 1963, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (except any valid claim to recover vested benefits, if applicable), (iii) that is based on any applicable Executive Order program, and their state or local counterparts, including, without limitation, the Florida Civil Rights Act of 1992, and/or any other federal, state or local law, rule, regulation, constitution or ordinance, (iv) that arises under any public policy or common law or under any practices or procedure of the Company, (v) that is based on any claim for wrongful termination, back pay, future wage loss, and/or (vi) that is based on any other claim, whether in tort, contract or otherwise, or any claim for costs, fees or other expenses, including attorneys’ fees; provided, however, that nothing herein shall be deemed to affect or release any Claim (x) that arises out of, or is preserved by, any of Sections 7 through 15 of the Employment Agreement, including (without limitation) Section 7(h)(iv), or (y) that is brought as a counter-claim in any proceeding. This General Release shall become null and void in the event that the Company materially breaches, after the Executive’s employment under the Employment Agreement terminates, any material obligation to the Executive that arises under, or is preserved by, the Employment Agreement.

      By signing this General Release, the Executive acknowledges that:

      (i) he has read and fully understands the terms of this General Release and had the opportunity to negotiate its terms at the time he entered into the Employment Agreement;

      (ii) he has been advised to consult with his attorneys, concerning the terms of this General Release, and that he has done so to the extent he deems necessary;

      (iii) he had ample opportunity to negotiate through his attorneys concerning this General Release at the time he entered into the Employment Agreement;

      (iv) he has agreed to execute this General Release knowingly, voluntarily, with such advice from his counsel as he deemed appropriate, and was not subjected to any undue influence or coercion in agreeing to its terms;

      (v) he has been given 21 days to consider this General Release, and acknowledges that in the event that he executes this General Release prior to the expiration of the 21 day period, he hereby waives the balance of said period;

      (vi) he will have seven (7) days following his execution of this General Release to revoke this General Release, and this General Release shall not become effective or enforceable until the revocation period has expired. Any revocation within this seven (7) day period must be submitted in writing and personally delivered, or mailed, by 5:30 p.m. on the 7th day following his execution of this General Release to [            ], Koger Equity, Inc. [address]. No payments or benefits provided for in Section 7 of the Employment Agreement (other than payments and benefits that would have been due under Section 7(h) of the Employment Agreement even if the termination of the Executive’s employment had been for cause in accordance with Section 7(b) of the Employment Agreement) will be made until after the seven (7) day period has expired and this General Release has become effective. If this General Release is revoked by the Executive, then the Company shall not be required to provide any of the payments and benefits otherwise required under Section 7 of the Employment Agreement (other than payments and benefits that would have been due under Section 7(h) of the Employment Agreement even if the termination of the Executive’s employment had been for cause in accordance with Section 7(b) of the Employment Agreement); and

      (vii) no provision of this General Release may be modified, changed, waived or discharged unless such waiver, modification, change or discharge is agreed to in a writing that has been signed by the Company and the Executive.

THE EXECUTIVE

Thomas J. Crocker

Date: